                          Exhibit A

NEES Energy, Inc.
Consolidated Balance Sheet
(Thousands of Dollars)
As of March 31, 2000
(Unaudited, Subject to Adjustment)

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

ASSETS
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
Current assets:
     Cash     $     29
     Accounts receivable from affiliates     2
     Asset held for sale-AllEnergy     190,253
     Other current assets     1,077
               --------
     Total current assets     191,361
               --------


Goodwill, net of amortization     12,783
Deferred federal and state income taxes     818
               --------
     Total other assets     13,601
               --------
Total assets     $204,962
               ========

LIABILITIES AND CAPITALIZATION
------------------------------

Current liabilities:
     Accounts payable to affiliates     47


Parent company's investment:
     Subordinated notes payable to parent     212,047
     Common stock, par value $1 per share     1
     Other paid-in capital     (7,107)
     Accumulated deficit     (26)
               --------
     Total parent company's investment     204,915
               --------
Total liabilities and parent company's investment     $204,962
               ========

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